SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 13, 2012 (December 5, 2011)

RAPTOR NETWORKS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-51443	84-1573852
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification Number)

41 Howe Lane, Freehold, NJ 07728

(Address of Principal Executive Offices)

(732) 252-5146

(Registrant’s Telephone Number, Including Area Code)

1508 South Grand Avenue

Santa Ana, California 92705

  (Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This second Amendment to our Current Report on Form 8-K filed December 5, 2011 (the "December 5th 8-K") as amended by our Current Report on Form 8-K/A filed February 10, 2012 (the "February 10th 8-K") amends and restates our February 10th 8-K by correcting an incorrect reference in Item 5.01 to 13,510,752 shares or 12% of the outstanding shares of Lantis common stock instead of stating that these were shares of the registrant's (Raptor Networks Technology) common stock. This Form 8-K/A speaks as of the filing date of the December 5th 8-K and does not reflect events that may have occurred subsequent to that date.

Item 1.01.	Entry into a Material Definitive Agreement.

On December 5, 2011, Raptor Networks Technology, Inc. (“Company”) entered into a Stock Purchase Agreement, dated effective as of December 2, 2011 (“Agreement”), with Lantis Laser Inc. (LLSR.PK) (“Lantis”) pursuant to which the Company agrees to issue Lantis 109,928,311 shares of the Company’s common stock (“Company Shares”) in exchange for 5,000,000 shares of unregistered Lantis common stock. Upon issuance, the Company Shares will represent approximately 55% of the Company’s total issued and outstanding common stock.

The Agreement is part of a series of contemplated transactions whereby, after issuance of the Company Shares, Lantis and the Company desire to effect a 1:10 reverse stock split of the Company’s common stock and subsequently have the Company issue Lantis additional shares of the Company’s common stock such that (after such reverse stock split and subsequent issuance) Lantis would own approximately 80% of the Company’s total issued and outstanding common stock.

Among other terms of the Agreement, the Company’s current officers and directors (including all members of all committees of the Board) will resign upon closing of the Agreement and are expected to be replaced by Lantis appointees. The Agreement also contains customary representations, warranties and indemnities by the Company for an agreement of this type.

The Agreement is attached as Exhibits 10.1 to this Current Report on Form 8-K. The above descriptions are qualified by reference to the complete text of the Agreement. However, the Agreement, including without limitation the representations and warranties contained in the Agreement, is not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to the Agreement. Rather, investors and the public should look to other disclosures contained in the Company’s reports filed with the Securities and Exchange Commission (“SEC”).

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the Agreement, the Company will issue the Company Shares to Lantis in exchange for 5,000,000 shares of unregistered Lantis common stock. The Company Shares will be issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and Rule 506 promulgated by the SEC thereunder.

Item 5.01	Changes in Control of Registrant.

As set forth under Item 1.01 above, pursuant to the Agreement, the officers and directors of the Company resigned as of the closing of the Agreement and the sole officer and director became Al Pietrangelo, the President and CEO of Lantis. Lantis issued 5,000,000 shares of its common stock to the owner of the Company’s assets, California Capital Equity ("CCE"), in return for CCE agreeing to convert any debt obligations of the Company owed to CCE into 13,510,752 shares or 12% of the outstanding shares of the Company’s common stock following the Company increasing its authorized shares of common stock from 200 million shares to 500 million shares and effecting a 1:10 reverse stock split. The Company agreed to issue to Lantis 109,928,311 shares of its common stock or 55% of its issued and outstanding shares of its common stock to become a majority owned subsidiary of Lantis to allow Lantis to increase the authorized shares of our common stock, effect a 1:10 reverse stock split and issue an additional 79,078,817 post-split shares of our common stock to achieve its ownership goal of 80% of our issued and outstanding post-split shares of common stock.

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the closing of the Agreement, the Company’s current officers and directors (including all members of all committees of the Board) will resign upon closing of the Agreement and are expected to be replaced by Lantis appointees.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description

10.1	Stock Purchase Agreement, dated December 2, 2011, between Raptor Networks Technology, Inc. and Lantis Laser Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2012	RAPTOR NETWORKS TECHNOLOGY, INC.

	By:	/s/ Al Pietrangelo
Al Pietrangelo
President and CEO

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